MEMBERSHIP INTEREST PURCHASE AGREEMENT

This MEMBERSHIP INTEREST PURCHASE AGREEMENT dated as of March 9, 2010 (this “Agreement”) by and between Iconix Brand Group, Inc., a Delaware corporation (the “Buyer”), and Purim LLC (the “Seller”), a Delaware limited liability company, all of the equity interests of which are owned by Madonna Ciccone (“M”), and Guy Oseary (“G/O”).

WITNESSETH:

WHEREAS, the Seller is the owner of all of the issued and outstanding membership interests of MG Icon LLC, a Delaware limited liability company (the “Company”);

WHEREAS, pursuant to that certain License and Services Agreement, entered into by and between the Company and the Seller immediately prior to the Closing (as hereinafter defined in Section 2) (the “License Agreement”), the Seller has, among other things, granted to the Company certain name, likeness and other publicity rights associated with Madonna Ciccone, p/k/a Madonna (collectively, the “Licensed Rights”);

WHEREAS, in order to induce the Buyer to enter into this Agreement and the other Transaction Documents (as hereinafter defined in Section 4.1) to which it is a party, M has entered into a personal inducement letter agreement as of the date hereof (the “Inducement Agreement”); and

WHEREAS, the Buyer has agreed to purchase a fifty percent (50%) membership interest in the Company from the Seller, upon the terms and subject to the conditions set forth herein and in the Amended and Restated Operating Agreement of the Company dated as of the date hereof (the “Operating Agreement”).

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements herein contained, and intending to be legally bound hereby, the parties hereto do hereby agree as follows:

1.           Certain Defined Terms.  Capitalized defined terms used herein and not otherwise defined have the meanings ascribed to them in the Operating Agreement.

2.           Purchase and Sale of Purchased Interest.  Subject to the terms and conditions set forth in this Agreement and simultaneously with the execution and delivery of this Agreement (the “Closing”), the Seller is hereby selling, conveying, assigning, transferring and delivering to the Buyer, and the Buyer is hereby purchasing, units representing membership interests comprising, immediately following the Closing, fifty percent (50%) of the aggregate outstanding membership interests in the Company (collectively, the “Purchased Interest”), free and clear of any and all liens, adverse claims, options, security interests, restrictions, pledges, mortgages, charges, encumbrances and third party rights of any kind or nature whatsoever, whether arising by Contract (as hereinafter defined in Section 4.2), operation of law or otherwise (collectively, “Liens”), other than Liens created by the Operating Agreement.

3.           Payment of Purchase Price.

3.1.           Purchase Price.  In consideration of the sale, transfer, conveyance and delivery of the Purchased Interest, the Buyer shall, in full payment thereof, pay to the Seller aggregate consideration of Twenty Million Dollars ($20,000,000) (the “Purchase Price”), in five (5) equal installments (each, an “Annual Payment”) of Four Million Dollars ($4,000,000) payable to the Seller at the Closing and on each subsequent annual anniversary date thereof; provided, however, that (i) the Purchase Price, and each Annual Payment, shall be subject to increase pursuant to Section 3.2 below, (ii) the payment of the unpaid Purchase Price, and the unpaid Annual Payments, shall be accelerated as provided in Section 3.3 below, and (iii) the Purchase Price and unpaid Annual Payments, as applicable, shall be subject to decrease pursuant to Section 3.2(e) and Section 3.2(f) below.  The Buyer’s obligations to make the Annual Payments hereunder shall be secured by a pledge of the Purchased Interest in favor of the Seller pursuant to the Pledge Agreement (as hereinafter defined in Section 4.1).  All payments of the Purchase Price made hereunder shall be made in cash or by wire transfer of immediately available funds to an account designated in writing by the Seller.

3.2.           Earn-Out Consideration.

(a)           Following the Closing, the Seller shall be entitled to additional consideration (collectively, the “Earn-Out Consideration”) earned hereunder contingent upon the occurrence of a Sublicense Event (as hereinafter defined) or a Fragrance Event (as hereinafter defined); provided, however, that Earn-Out Consideration shall only be payable in connection with up to two Sublicense Events and one Fragrance Event (each, an “Earn-Out Event”).  For purposes of this Agreement, (A) “Sublicense Event” shall mean, if Seller approves a Designated Mark other than “Material Girl,” and such Designated Mark is approved for exploitation under any Sublicense by the parties thereto (as such terms are defined in the License Agreement); and (B) “Fragrance Event” shall mean, if Seller approves a scent for a women’s fragrance (as listed on Schedule B to the License Agreement) and such women’s fragrance is approved for exploitation under any Sublicense by the parties thereto.

(b)           If an Earn-Out Event shall occur, then Earn-Out Consideration shall be earned in respect thereof, and each of the Annual Payment amounts shall be increased by an applicable “Incremental Annual Amount”, in the amount(s) determined by reference to the following table:

Earn-Out Event	Earn-Out Consideration	Incremental Annual Amount
First Sublicense Event:	$5,000,000	$1,000,000
Second Sublicense Event:	$2,000,000	$400,000
Fragrance Event:	$3,000,000	$600,000

(c)           If one or more Annual Payments have theretofore been made the Buyer shall, within thirty (30) days after the date of the applicable Earn-Out Event, make an additional payment to the Seller in an aggregate amount equal to the appropriate Incremental Annual Amount(s) for each Annual Payment theretofore made.  In addition, any future Annual

Payment shall be increased by the appropriate Incremental Annual Amount in respect thereof at the time of payment.

(d)           Additional Payments. If the Seller (or any of its members) is required to pay an interest charge on any amounts payable hereunder in accordance with Section 453A of the Internal Revenue Code of 1986, as amended (the “Code”) or similar rule or regulation, then within ten (10) days after receipt of written notice from the Seller that any such payment is due, the Buyer shall pay to the Seller an amount equal to such interest charge plus such additional amount which, after income taxes, leaves an amount equal to the interest charge payable (the “Additional Payment”).  Except as otherwise provided below, for purposes of calculating any such Additional Payments: (i) the highest combined marginal federal, state and local effective income tax rate applicable with respect to any payments required under this Section 3.2(d) shall be utilized, and (ii) the assumed interest charge required under Section 453A of the Code shall be equal to the “underpayment rate” described in Section 453A(c)(2)(B) of the Code applicable with respect thereto.  Notwithstanding the foregoing, (i) as a prerequisite to receiving any Additional Payments, Seller shall cause the tax preparers for the members of Seller to deliver to Buyer schedules detailing the computations of the Additional Payment amounts, and (ii) the federal income tax rate utilized for purposes of calculating any Additional Payments shall not exceed the federal income tax rates applicable to the members of Seller as reported, or as will be reported, on their federal income tax returns with respect to payments received by Seller under the terms of this Agreement.  For the avoidance of doubt, if the payment of any Annual Payments and Earn-Out Consideration (to the extent payable) is accelerated as provided in Section 3.3 below, Seller shall also be entitled to any Additional Payment due in respect of the acceleration of such payments.

(e)           Macy’s Purchase Price Adjustment.  If pursuant to Section 9.5 of the License Agreement by and between the Company and Macy’s Retail Holdings, Inc. dated as of even date herewith (the “Macy’s Agreement”), Licensee (as defined in the Macy’s Agreement) exercises its right to reduce the Minimum Royalty (as defined in the Macy’s Agreement) payments (the “Macy’s Adjustment”) with respect to any Annual Period (as defined in the Macy’s Agreement) occurring during the Initial Term (as defined in the Macy’s Agreement), and the Macy’s Adjustment results in the Company receiving royalty payments in respect of such Annual Period that are less than the Minimum Royalty payments for such Annual Period in effect prior to the Macy’s Adjustment (such difference being referred to as the “Macy’s Shortfall”), then the Annual Payments thereafter due and payable hereunder shall be reduced dollar for dollar until the total cumulative reduction in such Annual Payments is equal to the aggregate Macy’s Shortfall.  Notwithstanding anything to the contrary contained herein or in any of the other Transaction Documents, the reduction of the Purchase Price pursuant to this Section 3.2(e) shall be the sole and exclusive remedy of the Buyer hereunder and under the other Transaction Documents in the event of a Macy’s Adjustment.

(f)           D&G Purchase Price Adjustment.  The second Annual Payment due to the Seller shall be reduced, dollar-for-dollar, by any non-refundable advances and royalties paid to the Seller or its Affiliates (without duplication) on or prior to the date hereof pursuant to the eyewear license previously granted Dolce & Gabanna in December 2009 (the “D&G Agreement”).  Unless and until such time as the D&G Agreement (or royalty payments thereunder) are assigned or otherwise contributed to the Company, any additional non-refundable advances and royalties paid to Seller or its Affiliates (without duplication) after the date hereof under the D&G Agreement shall reduce dollar-for-dollar the Annual Payment to be made on the second anniversary of the Closing (i.e., the third Annual Payment).

3.3.           Acceleration of Payments.  Upon the occurrence of an Event of Default (as defined below), then, subject to the Buyer’s offset rights set forth in this Agreement, the entire amount of the unpaid Purchase Price (i.e., any unpaid Annual Payments and Earn-Out Consideration earned hereunder) shall be due and payable to Seller, and the Buyer shall pay all unpaid Annual Payments, Earn-Out Consideration (to the extent payable), and any accrued and unpaid Additional Payments earned hereunder to the Seller if such Event of Default is not cured or waived.  As used herein, “Event of Default” shall mean: (i) the failure of the Buyer to make any of the following payments when due and payable (x) Annual Payment, (y) Earn-Out Consideration payment or (z) Additional Payment to the Seller, in the case of each of clauses (x), (y) and (z) not later than five (5) days after receipt of notice in respect of any such failure; or (ii) the occurrence of an Iconix Default Event (as such term is defined in, and pursuant to, the Operating Agreement); provided, however, that if the Buyer asserts a right to offset all or any portion of any such payment on or prior to the date when due pursuant to Section 6.7 of this Agreement and the Seller disputes Buyer’s exercise of such offset rights, the obligation to make such payment shall be deemed to be satisfied upon the payment of such disputed amount into escrow in accordance with the terms of Section 6.7 of this Agreement.  For the avoidance of doubt, it is understood and agreed that Buyer’s obligations to pay Annual Payments, Earn-Out Consideration (to the extent payable) and Additional Payments (to the extent payable) shall continue notwithstanding the occurrence of any Required Sale pursuant to the Operating Agreement or other change of ownership of the Company, provided that, the payment of these amounts remains subject to Buyer's right to offset in accordance with the terms of Section 6.7 of this Agreement.

3.4.           Certain Additional Provisions Regarding Annual Payments, etc.

(a)           The Buyer shall have the right to offset the amount of any Damages for which it seeks indemnification in accordance with the terms of Section 6.7.  Any such offset in respect of payments under this Section 3 shall be treated as a Purchase Price adjustment for income tax purposes.

(b)           In addition, in the event that, prior to the payment in full of the aggregate Purchase Price (as the same may be adjusted herein) and Additional Payments, the Buyer shall have any distributions due and payable from the Company pursuant to the Operating Agreement, the Buyer shall have the right (but not the obligation) to cause a portion of such distribution, up to the amount of the then outstanding aggregate Purchase Price (as the same may be adjusted herein) and any Additional Payments to be paid to the Seller, each such payment to be applied to the prepayment of the remaining installments of the aggregate Purchase Price (as the same may be adjusted herein) and any Additional Payments in order of maturity.  Any such amounts paid over to the Seller shall be deemed to have been distributed to the Iconix Member and then paid to the MG Member as an Iconix Payment in accordance with Section 3.07 of the Operating Agreement.

4.           Representations and Warranties of the Seller.  The Seller represents and warrants to the Buyer as follows:

4.1.           Organization, Standing and Power.  Each of the Seller and the Company is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Delaware.  The Seller has the full limited liability company power and authority to own and operate its properties, and to own the outstanding membership interests in the Company.  Each of the Seller and the Company has the full limited liability company power and authority to execute, deliver and perform its obligations under the Transaction Documents to which the Seller or the Company, as the case may be, is a party.  There is no action or proceeding pending or contemplated to dissolve the Seller or the Company.  For purposes of this Agreement, “Transaction Documents” shall mean this Agreement, the License Agreement, the Inducement Agreement, the Operating Agreement, the G/O Letter Agreement and the Membership Interest Pledge Agreement between the Buyer and the Seller as of the date hereof (the “Pledge Agreement”) and all other documents, instruments and certificates delivered pursuant hereto or thereto or in connection herewith or therewith.

4.2.           Membership Interests.  The Seller is the sole member of the Company, and is the sole legal and beneficial owner of all of the membership interests of the Company, free and clear of all Liens, except for any Liens created by the Operating Agreement, and has the right to transfer legal and beneficial title to the Purchased Interest.  Immediately following the Closing, the Purchased Interest will constitute a fifty percent (50%) membership interest in the Company.  Except for the transactions contemplated by this Agreement, there are no options, warrants or other rights (including conversion or preemptive rights) or Contracts of any character relating to the issued or unissued membership interests of the Company or obligating the Company to issue or sell any membership interests of or other equity interests in the Company.  Except for the transactions contemplated by this Agreement, there are no outstanding Contracts of the Company to (a) repurchase, redeem or otherwise reacquire any membership interest of or other equity interests in the Company (or any interest therein), (b) provide funds to or make any investment (in the form of a loan, capital contribution or otherwise) in any other entity, (c) issue or distribute to any Person (as defined below) any membership interest of or other equity interests in the Company, or (d) issue or distribute to holders of any of the membership interests of the Company or any other Person any evidences of indebtedness, cash or other assets of the Company or to create any Liens on the assets of the Company.  Other than the Operating Agreement (and the operating agreement of Purim LLC), none of the Seller, the Company, M or G/O (or any of their respective Affiliates (as defined in the Operating Agreement)) is a party to or subject to any agreements or understandings of any kind, and there are no agreements or understandings of any kind between any Persons, which affect or relate to the acquisition, disposition or voting or giving of written consents with respect to any membership interest of or other equity interests in the Company.  For purposes of this Agreement, (i) “Contracts”, when described as being those of or applicable to any Person, shall mean any and all written contracts or agreements, including any amendment and other modifications thereto, to which such Person is a party or by which such Person or its properties or assets is subject or bound, and (ii) “Person” shall mean any individual, sole proprietorship, joint venture, partnership, corporation, limited liability company, association, joint stock company, unincorporated organization, cooperative, trust, estate, government entity or authority (including any branch, subdivision or agency thereof), administrative or regulatory authority, or any other entity of any kind or nature whatsoever.

4.3.           Interests in Other Entities.  The Company does not own or control, directly or indirectly, any interest in any other Person.  The Company has no obligation, agreement, understanding or arrangement to invest in any entity.

4.4.           Authority; Binding Agreement.  The execution and delivery by the Seller of this Agreement and the execution and delivery by the Seller, the Company, M and G/O of each of the other Transaction Documents to which the Seller, the Company, M and G/O, as applicable, is a party, the performance by the Seller, the Company, M and G/O of their respective obligations hereunder and thereunder, as applicable, and the consummation of the transactions contemplated hereby and thereby, have been duly and validly authorized by all necessary action on the part of the Seller, the Company, M and G/O, as applicable, and the Seller, the Company, M and G/O, as the case may be, have all necessary power and authority with respect thereto.  Each of the Transaction Documents to which the Seller, the Company, M and G/O are a party are the legal, valid and binding obligations of such Persons, as applicable, enforceable against such Persons, as applicable, in accordance with their respective terms, except as the same may be limited by bankruptcy, insolvency, reorganization, moratorium or other laws affecting the rights of creditors generally and subject to the rules of law governing (and all limitations on) specific performance, injunctive relief, and other equitable remedies (collectively, “Enforceability Exceptions”).

4.5.           Non-contravention.  None of the execution and delivery by the Seller of this Agreement, the execution and delivery by the Seller, the Company, M and G/O of any of the other Transaction Documents to which such Person is a party, the consummation by the Seller, the Company, M and G/O of any of the transactions contemplated hereby or thereby, or the performance by the Seller, the Company, M and G/O of their respective obligations hereunder or thereunder will (or with the giving of notice or the lapse of time or both would) (a) conflict with or result in a breach of any provision of (x) any Contract (including any Contract affecting the Licensed Rights) to which the Seller, the Company, M or G/O is a party or bound or any other obligation of the Seller, the Company, M or G/O to any Person that would have a material adverse effect on the ability of any of such parties to execute, deliver and perform its obligations under the Transaction Documents, or (y) the certificate of formation and limited liability company agreement of the Company or the Seller, each as amended to date, (b) obligate the Seller, the Company, M or G/O, or any of their respective Affiliates, to pay any royalty or other compensation to any Person, (c) result in the creation or imposition, or permit the enforcement, of any Lien upon the Purchased Interest (except for any Liens created by the Operating Agreement or the Pledge Agreement) or any of the Licensed Rights or any other assets of the Seller, the Company, M or G/O, or (d) constitute a violation of any Legal Requirement (as defined below) applicable to the Seller, the Company, M or G/O, or any of their respective Affiliates, that would have a material adverse effect on the ability of any of such parties to execute, deliver and perform their obligations under the Transaction Documents.  For purposes of this Agreement, “Legal Requirements” shall mean any and all laws (statutory, judicial or otherwise), ordinances, regulations, judgments, orders, directives, injunctions, writs, decrees or awards of, and any Contracts with, any Governmental Authority (as hereinafter defined in Section 4.6).

4.6.           Consents.  No consent, approval, waiver, notice, order, or authorization of, or registration, qualification, designation, declaration, recording or filing with, any federal,

state, local, municipal or foreign governmental authority, quasi-governmental authority (including any trademark registry or office or other governmental agency, commission, public authority, branch, department or official, and any court or other tribunal) or body exercising, or entitled to exercise, any governmentally derived administrative, executive, judicial, legislative, police, regulatory or taxing authority, or any self-regulatory organization, administrative or regulatory agency, commission, tribunal or authority (each, a “Governmental Authority”) or any other Person is required in connection with the execution and delivery by the Seller, the Company, M or G/O of this Agreement or any of the other Transaction Documents to which the Seller, the Company, M and G/O, as applicable, is a party, the performance by the Seller, the Company, M and G/O of their respective obligations hereunder and thereunder, or consummation by the Seller, the Company, M and G/O of the transactions contemplated hereby (including the sale by the Seller of the Purchased Interest) or thereby, that would have a material adverse effect on the ability of any of such parties to execute, deliver and perform their obligations under the Transaction Documents.

4.7.           No Actions.  No claim, action, suit, arbitration, inquiry, litigation or investigation or other proceeding (a “Proceeding”) is pending or, to the knowledge of the Seller, threatened against the Seller, the Company, M or G/O (or any of their respective Affiliates) (i) which questions the validity of the Transaction Documents to which such Person is bound or is a party or the right of the Seller or the Company (or any of their respective Affiliates) to enter into any Transaction Document to which such Person is bound or is a party or to perform such Person’s obligations thereunder, or which questions the validity of the License Agreement or the right of the Seller, the Company or M to enter into the License Agreement or the Inducement Agreement, as applicable, or to perform such Person’s obligations thereunder, or (ii) which would, either individually or in the aggregate, reasonably be expected to have a material adverse effect on any of the Seller, the Company, M or G/O (or any of their respective Affiliates) or have a material adverse effect on the ability of the Seller, the Company, M or G/O (or any of their respective Affiliates) to perform such Person’s obligations under any of the Transaction Documents to which such Person is bound or is a party.  None of the Seller, the Company, M or G/O is a party to or subject to any writ, order, decree, injunction or judgment of any Governmental Authority that would materially adversely affect such Person or the performance by such Person of such Person’s obligations under any of the Transaction Documents to which such Person is a party.  There is no Proceeding pending or contemplated to dissolve the Seller or the Company.  Neither the Seller nor the Company is insolvent or otherwise unable to pay its debts as they fall due and no proceedings against the Seller or the Company are pending or, to the knowledge of the Seller, contemplated under applicable bankruptcy, insolvency, reorganization and moratorium laws and principles of equity, affecting enforcement of creditors’ rights generally.

4.8.           Absence of Undisclosed Liabilities.  Except as provided on Schedule 4.8, the Company does not have any Liabilities (as defined below), and the Company is not a guarantor or otherwise responsible for any Liabilities of any other Person.  For purposes of this Agreement, “Liabilities” shall mean any and all indebtedness, liabilities and obligations of any nature whatsoever, whether accrued, absolute, fixed, contingent, determined, determinable, known, unknown, matured or unmatured or otherwise, and whether or not of a nature required to be reflected or reserved against in a balance sheet in accordance with U.S. generally accepted accounting principles.

4.9.           No Business Operations.

(a)           Except as provided on Schedule 4.8, the Company has not engaged in any activities since its formation other than those incidental to its organization.

(b)           The Company does not have any employees.

(c)           The Company does not own any real property.

4.10.        Brokerage.  No investment banker, broker, finder or other intermediary was engaged by or dealt with the Company, the Seller, M or G/O or any of their respective Affiliates in connection with any of the transactions contemplated by this Agreement.

4.11.        Constitutional Documents.  The Operating Agreement will, at Closing, be the only constitutional document in force in relation to the Company and there are no other documents or agreements that will bind the Buyer in its capacity as member of the Company or which contain rights, restrictions or obligations with respect to the equity or debt capital of the Company.

5.           Representations and Warranties of the Buyer. The Buyer represents and warrants to the Seller as follows:

5.1.           Organization, Standing and Power.  The Buyer is a Delaware corporation duly organized, validly existing and in good standing under the laws of the State of Delaware.  The Buyer has the full corporate power and authority to own and operate its properties, and the Buyer has the full corporate power and authority to execute, deliver, and perform its obligations under, this Agreement and each of the other Transaction Documents to which the Buyer is a party.

5.2.           Authority; Binding Agreement.  The execution and delivery by the Buyer of this Agreement and each of the other Transaction Documents to which the Buyer is a party, the performance by the Buyer of its obligations hereunder and thereunder, and the consummation of the transactions contemplated hereby and thereby, have been duly and validly authorized by all necessary action on the part of the Buyer, and the Buyer has all necessary power and authority with respect thereto.  This Agreement is, and each of the other Transaction Documents to which the Buyer is a party will be, when executed and delivered by the Buyer, the legal, valid and binding obligation of the Buyer, enforceable against the Buyer in accordance with its respective terms, except as the same may be limited by the Enforceability Exceptions.

5.3.           Non-contravention.  Neither the execution and delivery by the Buyer of this Agreement or any of the other Transaction Documents to which the Buyer is a party, the consummation by the Buyer of any of the transactions contemplated hereby or thereby, nor the performance by the Buyer of any of its obligations hereunder or thereunder, will (nor with the giving of notice or the lapse of time or both would) (a) conflict with or result in a breach of any provision of any Contract to which the Buyer is a party or the certificate of incorporation or by-laws of the Buyer, each as amended to date, (b) obligate the Company or the Seller to pay any royalty or other compensation to any Person, (c) result in the creation or imposition, or permit the enforcement of any Lien (except for any Liens created by the Operating Agreement or the Pledge Agreement) upon the Purchased Interest, or (d) constitute a violation of any Legal Requirement applicable to the Buyer.

5.4.           Consents.  No consent, approval, waiver, notice, order, or authorization of, or registration, qualification, designation, declaration, recording or filing with, any Governmental Authority on the part of the Buyer is required (other than the filing of a UCC-1 financing statement in respect of the Pledged Collateral (as defined in the Pledge Agreement) with the Secretary of State of the State of Delaware), and no other consents or waivers of any other Person are necessary to be obtained by the Buyer, in connection with the execution and delivery by the Buyer of this Agreement and each of the other Transaction Documents to which the Buyer is a party, the performance by the Buyer of its obligations hereunder and thereunder or consummation by the Buyer of the transactions contemplated hereby (including the acquisition by the Buyer of the Purchased Interest) or thereby.

5.5.           No Actions.  No claim, action, suit, arbitration, inquiry, litigation or investigation or other proceeding is pending or, to the Buyer’s knowledge, threatened against the Buyer (i) which questions the validity of the Transaction Documents to which the Buyer is a party, or the right of the Buyer to enter into any such Transaction Document, or to perform its obligations thereunder, or (ii) which would, either individually or in the aggregate, reasonably be expected to have a material adverse effect on the Buyer or impair the ability of the Buyer to perform its obligations under any such Transaction Documents.  The Buyer is not a party to or subject to any writ, order, decree, injunction or judgment of any Governmental Authority which would materially adversely affect the Buyer or the performance of its obligations hereunder.

5.6.           Investment Intent.  The Buyer understands that the Purchased Interest has not been registered under the Securities Act of 1933, as amended (the “Act”), and that the Purchased Interest may not be sold, transferred or otherwise disposed of, without registration under the Act and any other applicable state securities laws (“Other Securities Laws”), or pursuant to an exemption therefrom.  The Buyer is an “accredited investor” within the meaning of Rule 501(a) of Regulation D promulgated under the Act.  The Buyer has substantial experience in evaluating investments such as the Purchased Interest and is capable of evaluating the merits and risks of an investment in the Purchased Interest.  The Buyer is acquiring the Purchased Interest for its own account for investment and not with a view to the resale or distribution of any part thereof within the meaning of the Act or any Other Securities Laws.

5.7.           Brokerage.  No investment banker, broker, finder or other intermediary was engaged by or dealt with the Buyer in connection with any of the transactions contemplated by this Agreement.

6.           Indemnification Provisions.

6.1.           Survival of Representations and Warranties.  The representations and warranties of the parties in this Agreement shall survive the Closing until the expiration of the applicable statute of limitations.

6.2.           Indemnification by Buyer. Subject to the provisions set forth in this Section 6, the Buyer shall indemnify, defend and hold harmless the MG Parties and their respective Representatives as indemnitees (collectively, the “Seller Indemnified Parties”) from and against any and all Damages, whether or not involving a Third Party Claim (as hereinafter defined), including reasonable attorneys’ fees, to the extent resulting from:

(a)           any breach of or inaccuracy in a representation or warranty of an Iconix Party contained in this Agreement or in any other Transaction Document;

(b)           any breach of or default in the performance of a covenant or an agreement contained in this Agreement or in any other Transaction Document by an Iconix Party or by the Company caused by an Iconix Party; or

(c)           any Extraordinary Iconix Parties Matter.

6.3.           Indemnification by the Seller.  Subject to the provisions set forth in this Section 6, the Seller shall indemnify, defend and hold harmless the Iconix Parties and their respective Representatives as indemnitees (collectively, the “Buyer Indemnified Parties”) from and against any and all Damages, whether or not involving a Third Party Claim, including reasonable attorneys’ fees, to the extent resulting from:

(a)           any breach of or inaccuracy in a representation or warranty of an MG Party contained in this Agreement or any other Transaction Document;

(b)           any breach of or default in the performance of a covenant or an agreement contained in this Agreement or in any other Transaction Document by an MG Party or by the Company caused by an MG Party; provided, however, that the Seller shall not be required to indemnify, defend and hold harmless the Buyer Indemnified Parties for an Ordinary Purim Parties Matter in respect of a Claim arising under the License Agreement, which Claim relates to any actions or omissions by the MG Manager in its capacity as Creative Manager which does not arise out of the willful misconduct, bad faith or gross negligence of any of the MG Parties);

(c)           any (i) Extraordinary Purim Parties Matters, and (ii) Ordinary Purim Parties Matters to the extent such matter arises out of the willful misconduct, bad faith or gross negligence of any of the MG Parties.

6.4.          Notice of Claim; Right to Participate in and Defend Third Party Claim.

(a)          Notice.  If any indemnified party receives notice of the assertion of any  claim, the commencement of any suit, action or proceeding, or the imposition of any penalty or assessment by a Third Party in respect of which indemnity may be sought under this Section 6 (a “Third Party Claim”), and the indemnified party intends to seek indemnity hereunder, then the indemnified party shall promptly provide the indemnifying party with written notice of the Third Party Claim, but in any event not later than thirty (30) calendar days after receipt of such notice of Third Party Claim.  The failure by an indemnified party to notify an indemnifying party of a Third Party Claim shall not relieve the indemnifying party of any indemnification responsibility under this Agreement, unless such failure materially prejudices the ability of the indemnifying party to timely defend such Third Party Claim.

(b)          Procedures.  The indemnifying party shall have the right to assume and control the defense, compromise or settlement of the Third Party Claim with its own counsel

(reasonably satisfactory to the indemnified party) if the indemnifying party delivers written notice to the indemnified party within thirty (30) days following the indemnifying party’s receipt of notice of the Third Party Claim from the indemnified party acknowledging its obligations to indemnify the indemnified party with respect to such Third Party Claim in accordance with this Section 6; provided, however, that the indemnifying party shall not enter into any settlement of any Third Party Claim unless such settlement (1) involves only the payment of money damages by the indemnifying party, (2) does not require the indemnified party to pay any monies in connection therewith, (3) does not involve any admission of liability on the part of the indemnified party, and (4) provides for a full release in favor of the indemnified party with respect to the matter or claim at issue.  In its defense, compromise or settlement of any Third Party Claim, the indemnifying party shall timely provide the indemnified party with such information with respect to such defense, compromise or settlement as the indemnified party shall request, and shall not assume any position or take any action that would impose an obligation of any kind on, or restrict the actions of, the indemnified party.  The indemnified party shall retain the right to employ its own counsel and to participate in the defense of any Third Party Claim, the defense of which has been assumed by the indemnifying party pursuant hereto, but the indemnified party shall bear and shall be solely responsible for its own costs and expenses in connection with such participation, unless (1) the indemnified party has been advised by counsel that representation of the indemnified party and the indemnifying party by the same counsel presents a conflict of interest under applicable standards of professional conduct, (2) the indemnified party has been advised by counsel that there may be legal defenses available to it which are different from or in addition to the defenses available to the indemnifying party and in the reasonable judgment of such counsel it is advisable for the indemnified party to employ separate counsel or (3) the indemnifying party shall have failed to prosecute such defense actively, diligently and in good faith.

(c)          Failure to Defend.  In the event that the indemnifying party does not undertake the good faith defense, compromise or settlement of a Third Party Claim in accordance with Section 6.4(b), the indemnified party shall have the right to control the defense or settlement of such Third Party Claim with counsel of its choosing; provided, however, that the indemnified party shall not settle or compromise any Third Party Claim without the indemnifying party’s prior written consent, which shall not be unreasonably withheld.  The indemnifying party shall be entitled (at the indemnifying party’s expense) to participate in the defense of any Third Party Claim with its own counsel.

(d)          Non Third Party Claims.  Any indemnifiable claim hereunder that is not a Third Party Claim shall be asserted by the indemnified party by promptly delivering notice thereof to the indemnifying party.  If the indemnifying party does not respond to such notice within sixty (60) days after its receipt, it shall have no further rights to contest the validity of such claim.

6.5.          Limitations on Indemnification.  Notwithstanding anything to the contrary in this Section 6:

(a)          Any Damages for which indemnification is provided to an indemnified party under this Agreement shall be reduced to give effect to any insurance proceeds, indemnity, contribution or other payments or recoveries of a like nature received by such indemnified party in connection with such Damages, net of any reasonable costs of collection with respect to such amounts (e.g. attorneys’ fees) and the costs associated with the net present value of any increase in the premiums with respect to such insurance if directly caused by such recovery of insurance proceeds.

(b)          In determining the amount of indemnification due under this Section 6, all payments shall be net of any net tax credit, deduction, reduction or other comparable benefit actually realized by the Company or the indemnified party in connection with or related to Damages or the circumstances giving rise to Damages.

(c)          An indemnified party shall not be entitled to multiple recoveries for the same Damages which are the subject of indemnification under this Agreement and under any other Transaction Document.

(d)          For the avoidance of doubt, with respect to any Damages hereunder or under any of the other Transaction Documents, Section 14.08 of the Operating Agreement is incorporated herein by reference, mutatis mutandis.

6.6.           Exclusive Remedy.  The parties hereto acknowledge and agree that the sole and exclusive remedy of the indemnified parties and the Company in respect of any and all claims relating to, in connection with, or arising out of this Agreement, the other Transaction Documents and the transactions contemplated hereby and thereby, including, without limitation, any claims for Damages under this Section 6, shall be satisfied solely through (i) the indemnification provisions set forth in this Section 6 and the corresponding indemnification provisions set forth in the other Transaction Documents, as applicable, and (ii) the Inducement Agreement.

6.7.           Offset.

(a)           In the event that the Buyer (or any other Buyer Indemnified Party) asserts an indemnification claim for Damages pursuant to this Section 6, then, prior to the Buyer (or any such Buyer Indemnified Party) exercising any of its other rights and remedies with respect to such Damages (whether under this Agreement or any of the other Transaction Documents), the Buyer shall seek to recover an amount equal to such Damages (the “Offset Amount”): (i) first, from any unpaid Annual Payment, Earn-Out Consideration payments earned (whether in each case, then payable or payable in the future) or Additional Payment payable in the future until all of such payments have been offset in full; and (ii) second, from any distributions to the MG Member under the Operating Agreement which are reasonably expected by both Managers to be due and payable within the then current fiscal quarter or the next succeeding fiscal quarter of the Company, an amount equal to such Damages.  In connection with the exercise of any offset right, Buyer shall deliver to Seller a notice of Buyer’s intent to offset (an “Offset Notice”).  Each Offset Notice shall (x) allege the circumstances under which indemnification under Section 6 of the Buyer or other Buyer Indemnified Party is appropriate and (y) state the Offset Amount.  The exercise of the right of offset by the Buyer in good faith, in connection with a good faith claim for indemnification (regardless of the outcome of such claim) shall not constitute a breach of this Agreement or any other Transaction Document. Such right of offset shall be exercisable by the Buyer without regard to any assignment, transfer or disposition of any membership interests in the Company by the Seller (or any Permitted Transferee).

(b)           Upon Seller’s receipt of the Offset Notice, (i) if the Seller and Buyer have agreed in writing to the Buyer’s or other Buyer Indemnified Party’s entitlement to the Offset Amount or the Buyer’s or other Buyer Indemnified Party’s entitlement to the Offset Amount has otherwise been determined in accordance herewith, such amounts shall be applied to the payment to the respective Buyer Indemnified Party of any such indemnification obligation, and/or (ii) if the Seller and the Buyer have not agreed in writing to the Buyer Indemnified Party’s entitlement to the Offset Amount or the Buyer Indemnified Party’s entitlement to the Offset Amount has not otherwise been determined in accordance with this Agreement, the Offset Amount shall be paid to an escrow agent reasonably acceptable to both the Seller and the Buyer, with such amounts to be held by such escrow agent.  If Seller and Buyer do not agree on an escrow agent within five Business Days, Buyer shall be entitled to deposit such amount in escrow with a bank, trust company or savings and loan association which is organized under the laws of the United States or any state thereof having combined capital and surplus aggregating in excess of $50 million.  Any escrow agreement shall provide for the disposition of funds in a manner consistent with the terms of this Agreement, so that upon resolution of the indemnification claim, the escrowed funds shall be disbursed to the appropriate party.

7.           Certain Covenants.

7.1.           Cooperation/Further Assurances.  From and after the date hereof, each of the parties hereto hereby agrees: (a) to fully cooperate with the other parties hereto in preparing and filing any notices, applications, reports and other instruments and documents and (b) to execute, acknowledge, deliver, file and/or record, or cause such other parties to the extent permitted by law to execute, acknowledge, deliver, file and/or record such other documents, which may be required by this Agreement, or which are necessary in the reasonable opinion of any of the parties hereto or their respective legal counsel, to consummate the transactions contemplated by this Agreement.

8.           General Provisions.

8.1.           Fees and Expenses.  Except as set forth in this Agreement, each of the parties hereto shall bear its own expenses in connection with the transactions contemplated hereby.   Notwithstanding anything to the contrary contained herein, the Company shall not bear any transaction costs, including attorneys’ fees, relating to the negotiation and execution of the Transaction Documents other than filing fees, registration fees, and other similar out-of-pocket costs relating to limited liability company and intellectual property matters.

8.2.           Confidentiality.   Each of the Seller and the Buyer shall maintain the terms and conditions of this Agreement in confidence and except in accordance with the immediately succeeding sentence, shall not disclose any such information to a third party, other than (i) to its officers, directors, employees, advisors, attorneys or accountants who need to know and who agree to keep such information confidential, (ii) any rating agency, (iii) to its actual or proposed lenders or other financing sources having been made aware of the restrictions set forth in this Section 8.2 and who agree to keep such information confidential, (iv) to the extent disclosure is required by law, statute, rule, regulation or judicial process (including, but not limited to, applicable securities laws) or (v) upon the lawful demand of any court or agency or regulator having jurisdiction over such Person (including, but not limited to, any securities regulatory authority, including rating agencies and national securities exchanges, to which the disclosing Member is subject) or make any unauthorized use thereof.  If any party breaches, or threatens to commit a breach of, any of the provisions of this Section 8.2, the other party shall have all rights and remedies available to such Persons at law or in equity under this Agreement or otherwise, including, without limitation, the right and remedy of injunctive relief (without the necessity of posting any bond or security) and to have each and every one of the restrictive covenants in this Section 8.2 specifically enforced by any court of competent jurisdiction, it being agreed that any breach or threatened breach of these restrictive covenants would cause irreparable injury and that money damages would not provide an adequate remedy.  Notwithstanding the foregoing, Buyer may disclose this Agreement in its reports, registration statements and other documents required to be filed with the Securities and Exchange Commission and may file this Agreement as an exhibit to such applicable regulatory agencies or any national securities exchange in connection therewith.

8.3.           Publicity.  The parties shall consult with each other before issuing any press release with respect to this Agreement or the transactions contemplated hereby and shall not issue any such press release or make any such public statement without the prior consent of the other parties, which shall not be unreasonably withheld, conditioned or delayed; provided, however, that any party may, without the prior consent of the other parties (but after prior consultation, to the extent practicable in the circumstances) issue such press release or make such public statement as may upon the advice of outside counsel be required by law or the rules and regulations of the NASDAQ or the rules of any other applicable exchange, or applicable law.

8.4.           Legal Fees in Event of Dispute.  In the event of any dispute between the parties to enforce or interpret any provision or right hereunder, the unsuccessful party to such dispute covenants and agrees to pay to the successful party all costs and expenses reasonably incurred, including, without limitation, reasonable attorneys’ fees and disbursements, it being understood and agreed that the determination of the “successful party” shall be included in the matters which are the subject of such dispute.

8.5.           Notices.  All notices and other communications (collectively, “Communications”) given or made pursuant hereto shall be in writing and shall be deemed to have been duly given or made as of the date of receipt or failure to accept receipt if delivered personally, by overnight courier or mailed by registered or certified mail (postage prepaid, return receipt requested) or by facsimile transmittal, confirmed by certified or registered mail, to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

If to the Buyer:	Iconix Brand Group, Inc. 1450 Broadway, 4th Floor New York, New York 10018 Attn: Neil Cole, CEO Fax: (212) 391-0127

with copies to:	Blank Rome LLP 405 Lexington Avenue New York, New York 10174 Attn: Robert J. Mittman, Esq. Fax: (212) 885-5001

If to the Seller:	Purim LLC c/o Nigro Karlin Segal & Feldstein, LLP 810 Seventh Ave, Suite 1701 New York, NY 10019 Attn: Richard Feldstein Fax: (212) 765-3299

with copies to:	Grubman Indursky & Shire, PC 152 West 57th Street New York, New York 10019 Attn: David R. Toraya, Esq. and Michael K. Goldsmith, Esq. Facsimile: (212) 554-0444

All Communications required or permitted hereunder shall be deemed effectively given: (a) upon personal delivery to the party to be notified, (b) when sent by confirmed facsimile if sent during normal business hours of the recipient, or if not during such hours, then on the next Business Day, (c) five (5) Business Days after having been sent by registered or certified mail, return receipt requested, postage prepaid, or (d) three (3) Business Days after deposit with FedEx or other overnight courier, specifying delivery by such date, with written verification of receipt.  The designation of the Person to receive such Communications on behalf of a party or the address of any such Person for the purposes of such Communications may be changed from time to time by written notice given to the other party pursuant hereto.

8.6.           Knowledge.  For purposes of this Agreement, “knowledge” and any other words or phrases bearing on the knowledge or awareness as to any specified matters of: (a) the Buyer, shall mean the actual knowledge of any of Neil Cole, Andrew Tarshis, and Warren Clamen as to the existence or absence of facts or circumstances that are the subject of such representations and warranties without any additional inquiry required or presumed, whether individually or collectively, and (b) the Seller, shall mean the actual knowledge of any of M or G/O as to the existence or absence of facts or circumstances that are the subject of such representations and warranties without any additional inquiry required or presumed, whether individually or collectively; provided, that, with respect to any existing agreements to which any MG Party or Iconix Party, as the case may be, is a party, “actual knowledge” shall mean the actual knowledge of the applicable Persons listed above, after reasonable inquiry.

8.7.           Dollar Amounts.  All dollar amounts in this Agreement are stated, and shall be interpreted to be, in United States dollars.

8.8.           Amendment.  This Agreement may not be amended except by an instrument in writing signed by each of the parties hereto.

8.9.           Severability.  If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law, or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner adverse to any party.  Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the greatest extent possible.

8.10.          Entire Agreement.  This Agreement (together with the Exhibits and Schedules annexed hereto and incorporated herewith) and the Transaction Documents constitute the entire agreement, and supersede all prior agreements and undertakings, both written and oral, among the parties, or any of them, with respect to the subject matter hereof and thereof.

8.11.          No Assignment.  This Agreement and each and every provision hereof shall be binding and inure to the benefit of the parties hereto and their respective successors and permitted assigns.  This Agreement (including any right to receive, or obligation to make, any Annual Payments, Earn-Out Consideration and Additional Payments) shall not be assigned by any party hereto, and any such assignment shall be null and void, unless the non-assigning party consents to such assignment in writing, except that (i) the Buyer may assign its rights, interests and obligations hereunder to a Controlled Affiliate or other Permitted Transferee thereof without prior written consent (A) so long as such Controlled Affiliate or other Permitted Transferee agrees in writing with the Seller that it is bound by the obligations of the Buyer hereunder and (B) provided that no such assignment shall discharge Buyer from its liabilities and obligations under Section 3 hereunder, as to which Buyer shall remain primarily liable, and (ii) the Seller may assign its rights, interests and obligations hereunder to a Controlled Affiliate or other Permitted Transferee thereof without prior written consent so long as such long as such Controlled Affiliate or Permitted Transferee agrees in writing with the Buyer that it is bound by the obligations of the Seller hereunder.

8.12.          Headings.  Headings in this Agreement are included herein for convenience of reference only and shall not constitute a part of this Agreement for any other purpose.

8.13.          Schedules.  All references in this Agreement to Schedules shall mean the schedules identified in this Agreement, which are incorporated into this Agreement and shall be deemed a part of the representations and warranties to which they relate.  For purposes of this Agreement, information which is necessary to make a given Schedule complete and accurate, but is omitted therefrom, shall nevertheless be deemed to be contained therein if it is contained on any other Schedule attached hereto; but only if such information appears on such other Schedule in such form and detail that it is responsive to the requirements of such given Schedule.

8.14.           Governing Law.  This Agreement shall be governed by, and construed in accordance with, the law of the State of New York applicable to agreements made and performed wholly therein, without regard to its choice of law principles.  Each party hereby irrevocably and unconditionally consents to submit to the jurisdiction of the courts of the State of New York and of the United States located in the County of New York, State of New York for any litigation arising out of or relating to this Agreement and the transactions contemplated hereby (and agrees not to commence any litigation relating thereto except in such courts), waives any objection to the laying of venue of any such litigation in such courts and agrees not to plead or claim that such litigation brought in any such courts has been brought in an inconvenient forum.  Each party hereby waives any right it may have to a trial by jury with respect to any action or proceeding arising out of or relating to this Agreement.

8.15.           Gender and Number.  Where appropriate, the masculine gender shall be deemed to include the feminine, the feminine gender shall be deemed to include the masculine, the singular number shall be deemed to include the plural, and the plural number shall be deemed to include the singular.

8.16.           Counterparts.  This Agreement may be executed in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original, but all of which taken together shall constitute one and the same agreement.  Telefacsimile transmissions of any executed original document and/or retransmission of any executed telefacsimile transmission shall be deemed to be the same as the delivery of an executed original.  At the request of any party hereto, the other parties hereto shall confirm telefacsimile transmissions by executing duplicate original documents and delivering the same to the requesting party or parties.

8.17.           Waivers and Amendment.  All rights and remedies hereunder and under the other Transaction Documents are cumulative and not alternative.  No failure or delay on the part of the Buyer or the Seller in the exercise of any power, right or privilege hereunder or thereunder shall impair such power, right or privilege or be construed to be a waiver of any default or acquiescence therein, nor shall any single or partial exercise of any such power, right or privilege preclude other or further exercise thereof or of any other right, power or privilege.  Each amendment, modification or waiver shall be effective only in the specific instance and for the specific purpose for which it was given.

-Signature Page Follows-

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed as of the date first written above.

BUYER: ICONIX BRAND GROUP, INC.

By:	/s/ Neil Cole
Name: Neil Cole
Title: President and Chief Executive Officer

SELLER: PURIM LLC

By:	/s/ Madonna Ciccone
Name: Madonna Ciccone
Title: Managing Member

[Signature Page To Membership Interest Purchase Agreement]

Schedule 4.8
Liabilities and Business Operations

Liabilities

The Company has incurred liabilities in the ordinary course of business in connection with its formation, and certain registrations of intellectual property.  At or about the time of the execution and delivery of this Agreement, the Company will be entering into the Transaction Documents to which it is a party and the Macy’s Agreement.

Business Operations

The Company has engaged in negotiations relating to the Transaction Documents and, in connection therewith, is entering into the License Agreement and the Macy’s Agreement.